38419.11

As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-101382

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1 TO
FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TELSTRA CORPORATION LIMITED
(A.B.N. 33 051 775 556)
(Exact Name of Registrant as Specified in Its Charter)
Commonwealth of Australia (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

242 Exhibition Street
Melbourne, Victoria 3000
Australia
(61-3) 9634-6400
(Address and Telephone Number of Registrant's Principal Executive Offices)

______________

Katayoon Raissi
Telstra Inc.
701 Gateway Blvd
South San Francisco, CA 94080
Tel: (650) 624-1806
(Name, Address and Telephone Number of Agent For Service)

_______________

Copies to:
Jeffrey F. Browne, Esq. Sullivan and Cromwell 125 Broad Street New York, New York 10004 (212) 558-4000

_______________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

_______________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED MAY 16, 2003

Prospectus

TELSTRA CORPORATION LIMITED

(A.B.N. 33 051 775 556)

By this prospectus we may from time to time offer

Debt Securities

up to an aggregate initial offering
price of US$1,250,000,000
or the equivalent thereof

_____________

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest. We may sell these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters or agents will be included in a prospectus supplement attached to this prospectus.

Investing in our securities involves risk. You should carefully consider the risks we describe in the accompanying prospectus supplement, as well as the risk factors we describe in our most recent annual report, incorporated by reference into this prospectus. See "Risk Factors" on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

This prospectus may not be used to sell securities unless is it accompanied by a prospectus supplement.

The date of this prospectus is May 16, 2003.

Table of contents

Page

RISK FACTORS 4
ABOUT THIS PROSPECTUS 5
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS 6
TELSTRA CORPORATION LIMITED 7
CAPITALIZATION AND INDEBTEDNESS 8
USE OF PROCEEDS 10
RATIOS OF EARNINGS TO FIXED CHARGES 10
DESCRIPTION OF DEBT SECURITIES WE MAY OFFER 10
CLEARANCE AND SETTLEMENT 25
FOREIGN CURRENCY RISKS 29
TAXATION 30
PLAN OF DISTRIBUTION 43
VALIDITY OF DEBT SECURITIES 44
EXPERTS 45
EXPENSES 45
LIMITATIONS on ENFORCEMENT OF CIVIL LIABILITIES 45
WHERE YOU CAN FIND MORE INFORMATION 45
INCORPORATION BY REFERENCE 46

Risk Factors

Investing in our securities involves risk. Before making an investment decision you should carefully consider the risk factors set forth in the accompanying prospectus supplement and the risk factors we describe at pages 9 to 15 of our most recent annual report on Form 20-F, incorporated by reference into this prospectus, as well as other information we include or incorporate by reference in this prospectus and the additional information in other reports we file with the SEC.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the U.S. Securities and Exchange Commission using the "shelf" registration or continuous offering process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total dollar amount of US$1,250,000,000.

This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities. The prospectus supplement may also add to, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described on page 45 under the heading "Where You Can Find More Information".

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the debt securities offered under this prospectus. The registration statement can be read at the SEC offices mentioned on page 45 under the heading "Where You Can Find More Information".

When acquiring any debt securities discussed in this prospectus, you should rely on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference (see the discussion on page 46 under the heading "Incorporation by Reference"). Neither we, nor any underwriters or agents, have authorized anyone to provide you with different information. We are not offering the debt securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference, is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We may sell the debt securities to underwriters who will sell the debt securities to the public on terms fixed at the time of sale. In addition, the debt securities may be sold by us directly or through dealers or agents we designate from time to time. If we, directly or through agents, solicit offers to purchase any debt securities, we reserve the right to accept and, together with our agents, to reject, partially or entirely, any of those offers.

The prospectus supplement will contain the names of any underwriters, dealers or agents together with the terms of an offering of debt securities, the compensation of those underwriters, and the net proceeds to us. Any underwriters, dealers or agents participating in an offering of debt securities may be considered "underwriters" within the meaning of the U.S. Securities Act of 1933.

In this prospectus, unless otherwise indicated, "US$" or "US dollars" means United States dollars and "$" and "A$" means Australian dollars. Also, all references in this prospectus to "we", "us", "our", or similar references mean Telstra Corporation Limited and our subsidiaries. This prospectus does not constitute an offer of, or an invitation to purchase, the debt securities in the Commonwealth of Australia or any of its states or territories. The debt securities may not be offered, sold or delivered in or to any resident of the Commonwealth of Australia or any of its states or territories.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and accompanying prospectus supplements may constitute "forward-looking statements" within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934 that are subject to various risks and uncertainties. These statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue", "plan", "intend", "believe" or other similar words. These statements discuss future expectations concerning results of operations or of financial condition or provide other forward-looking information. Our actual results, performance or achievements could be significantly different from the results expressed in, or implied by, those forward-looking statements. You should not place an undue reliance on any forward-looking statement, which speaks only as of the date made.

When considering these forward-looking statements, you should keep in mind the cautionary statements contained or incorporated by reference in this prospectus. These statements describe circumstances that could cause actual results to differ materially from those contained in any forward-looking statement. These circumstances include, but are not limited to, the following:

  the inherent and substantial regulatory risks in our business;
  increased competition in the Australian telecommunications market will cause us to continue to lose market share and reduce our prices;
  our substantial capital expenditures may not be adequate to meet the technological changes taking place in the industry;
  the convergence of traditional telecommunications markets with data, internet and media markets exposes us to significant operational, competitive and technological risks;
  legal proceedings could affect our results adversely;
  the Commonwealth of Australia continues to control us;
  there are limits on the foreign ownership of our shares;
  changes to tax laws could adversely affect us; and
  there are perceived health risks with electromagnetic energy.

TELSTRA CORPORATION LIMITED

General

We are Australia's leading telecommunications and information services company. We are one of Australia's largest corporations and have one of the best-known brands in the country. We offer a full range of services and compete in all telecommunications markets throughout Australia. Our main activities are to provide:

  telephone lines to homes and businesses;
  local and long distance telephone calls in Australia and international calls to and from Australia;
  mobile telecommunications services;
  a comprehensive range of data, internet and on-line services;
  management of business customers' information technology and/or telecommunications services;
  wholesale services to other carriers and carriage service providers;
  contact and information directories (White Pages and Yellow Pages); and
  pay television services through an affiliate, FOXTEL.

Our revenue was A$20,802 million (in accordance with Australian generally accepted accounting principles) for the fiscal year ended June 30, 2002. Net income for the fiscal year ended June 30,2002 was A$3.650 million and net income per share was A$0.29. As at June 30, 2002, our total assets were A$37,597 million (in accordance with Australian generally accepted accounting principles).

Our fixed telephony network extends across Australia and serves virtually all Australian homes and most Australian businesses. It has optical fibre on all major traffic routes and has a fully digital switching capability that allows us to develop and deploy a full range of modern products and services. As well as our basic telephony network, we have a variety of other value enhanced delivery platforms over which we provide our services.

We are the largest mobile telecommunications provider in Australia, with global system for mobile communications (GSM) and code division multiple access (CDMA) digital networks, together covering over 97% of the population and global system for mobile communications international roaming over 100 countries.

Recognising the importance of data services and the internet we continuously review our business, operations and networks to assess the changes required to enable us to compete effectively in growing data markets. We are expanding our range of data products and developing our content-based businesses, such as internet and e-commerce, pay television services and directories. We have established strengths in products such as internet access and electronic directories.

We have devoted considerable resources over recent years to upgrade and modernise our networks and systems. This programme has increased our flexibility and expanded the range of products and services that we can offer our customers in our traditional telephony markets as well as mobile telecommunications and emerging data and internet markets.

Falling prices in most product categories, and market share losses driven by the effects of regulation and increased competition in a slowing market, are combining to impact growth. Ongoing cost containment is necessary while we focus on areas that may deliver long-term revenue growth. Over the last three years, we have implemented a major "next generation" cost reduction programme.

Over the last several years, we have focused on improving our operating efficiency and on changing our corporate culture to be more commercially oriented and more customer focused. Our efforts have included:

  enhancing the efficiency of our networks, systems and processes;
  improving work practices through the adoption of the Six Sigma management tool; and
  systematically reviewing our cost structures and the way we deliver services to our customers.

Our initiatives have allowed us to achieve cost efficiencies in many areas and have resulted in a significant reduction in the number of full-time employees.

In June 2002, to compliment our Asian investment strategy we acquired PCCW Limited's 40% interest in the joint venture Regional Wireless Company, giving us 100% ownership of CSL Hong Kong which is the second largest mobile operator in Hong Kong.

In addition to our Asian investments, we continue to review investment opportunities that offer us substantial strategic and financial investments overseas and in Australia.

Business strategy

Our vision is to enhance our position as the leading full-service telecommunications and information services company in Australia and to expand our presence internationally. To realise this vision, increase shareholder value and compete successfully, we are continuing our growth strategy focusing on four key strategic areas:

  Domestic retail operations;
  Applications and content;
  International expansion; and
  Domestic wholesale services.

As from January 1, 2003 the three groups of Telstra retail, Telstra Mobile and Telstra Country Wide were realigned to better serve customer needs. A new group, Telstra Consumer and Marketing was created with responsibility for serving consumer customers with Telstra products including fixed and wireless and data, the management of the Company's brands, advertising and sponsorships, and for implementing the Company's product bundling initiatives. The existing Telstra Mobile Group, excluding corporate sales, will form the core of this organisation, which will also include customer care and product management groups.

Telstra Business and Government is also created out of the former Telstra Retail Group, with responsibility for serving the Company's corporate, business, small and medium enterprises and government customers with the full range of its products and systems of interest to this group of customers.

The sales and service area of Telstra Country Wide is increased to include more provincal and outer metropolitan areas.

The Network and Technology Group was renamed Telstra Technology and this group will give increased priority to innovation, new product commercialisation and the maintenance of the Company's competitive advantage from its world class networks and engineering.

A new group has formed to bring together the Company's broadband and online services business, its directories and advertising business Sensis, and Telstra Media, including the Foxtel investment.

CAPITALISATION AND INDEBTEDNESS

The following table shows our consolidated capitalization and indebtedness at June 30, 2002. The table is based on our audited consolidated financial statements, which are prepared in accordance with accounting principles generally accepted in Australia. The table should be read in conjunction with the consolidated financial statements and other information included in the documents incorporated by reference in this prospectus.
	June 30, 2002
	A$	US$(1)
	(in millions)
Short-term debt (2)(7)	1,866	1,045
Long-term debt
Telecom/Telstra bonds	2,605	1,459
Loans and notes	9,234	5,171
Finance leases	21	12
Total long-term debts (7)	11,860	6,642
Shareholders' equity:
Ordinary shares (12,866,600,2000 fully paid ordinary shares issued) (3)	6,433	3,602
Reserves	14	8
Retained profits	7,661	4,290
Minority interests (4)	-(2)	-(1)
Total shareholders' equity (5)	14,106	7,899
Total capitalization (6)	27,832	15,586

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(1) Translated at the noon buying rate on June 30, 2002 of A$1.00=US$0.56. The noon buying rate on November 19, 2002 was A$1.00=US$0.5583.

(2) Includes the current portion of long-term debt.

(3) As Australian law has abolished the concept of authorized share capital, there is no limit on the number of shares we may issue (subject to the Telstra Corporation Act 1991 of Australia which requires the Commonwealth to retain 50.1% ownership of us). In Australia, there is also no longer any concept of a par or nominal value for a share. This means that we may issue our shares at any price. Our issued share capital is fully paid.

(4) Minority interests are not classified as shareholders' equity under US generally accepted accounting principles.

(5) Total shareholders' equity under US generally accepted accounting principles is A$18,402 million (US$10,305 million).

(6) Total capitalization consists of short-term debt, long-term debt and shareholders' equity, including minority interests.

(7) No borrowings are guaranteed by third parties.

At June 30, 2002, all of our borrowings were unsecured, except: (i) finance leases which are secured, as the rights to the leased assets revert to the lessor in the event of a default; and (ii) bank loans of A$519 million held by non-Australian controlled entities, which are secured against certain fixed and floating assets of those entities.

Details of our contingent liabilities and guarantees are discussed in our annual report for the year ended June 30, 2002, filed on Form 20-F and incorporated by reference in this prospectus. At June 30, 2002, the total amount of indemnities, performance guarantees and financial support was A$3,234 million, excluding the cross guarantees under the class order agreement and indemnities to Telstra Growthshare Pty Ltd which cannot be reliably quantified.

Net Debt

At June 30, 2002, we had net debt of A$11,553 million after deducting cash of A$311 million, other interest-bearing financial assets of A$1,631 million and loans to employees of A$230 million.

USE OF PROCEEDS

Unless otherwise disclosed in an attached prospectus supplement, we will use the net proceeds from the sale of the debt securities for our general business purposes.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows our ratios of earnings to fixed charges for the periods indicated, computed using amounts derived from financial statements prepared in accordance with generally accepted accounting principles, or generally accepted accounting principles, in Australia and amounts derived from financial statements restated to United States generally accepted accounting principles.

For purposes of calculating these ratios:

  fixed charges include interest on all indebtedness, including interest on deposits, and one fifth of rental charges (which is used to be representative of an interest factor); and
  earnings are computed after all operating and income deductions, except fixed charges, extraordinary items and tax based on profits, and are stated before minority interests.

Earnings are computed after all operating and income deductions, except fixed charges, extraordinary items and tax based on profits, and are stated before minority interests.
	Year Ended June 30,
	2002	2001	2000	1999	1998
Australian generally accepted accounting principles	5.8x	7.6x	7.4x	8.3x	6.9x
U.S. generally accepted accounting principles	6.1x	7.0x (1)	7.8x	8.3x	6.5x

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(1) Calculated before cumulative effect of change in accounting principles.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

The following is a summary of the general terms of the debt securities. Each time that we issue debt securities, we will file a prospectus supplement with the SEC, which will be attached to this prospectus. You should read that prospectus supplement carefully. The prospectus supplement may contain additional terms of those debt securities.

The terms presented here, together with the terms contained in the prospectus supplement, will be a description of the material terms of the debt securities being offered to you. If there is any inconsistency between the terms presented here and those in the prospectus supplement, however, the terms in the prospectus supplement will apply and will replace those presented here.

You should also read the Indenture under which we will issue the debt securities. We have filed the Indenture with the SEC as an exhibit to the registration statement of which this prospectus is a part. The terms of the debt securities include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

We may issue as many distinct series of debt securities under the Indenture as we wish. This section summarizes terms of the debt securities that are common to all series. Most of the financial terms and other specific terms of your debt securities are described in the prospectus supplement attached to the front of this prospectus. Those terms may vary from the terms described here.

The relevant prospectus supplement for any particular series of debt securities will describe, among other things, the following terms of the debt securities offered:

  the specific designation of the debt securities and the aggregate principal amount being offered;
  the price at which the debt securities will be issued;
  the denominations in which the debt securities will be issued, if other than US$1,000;
  any limit on the aggregate principal amount of the series of debt securities;
  the annual interest rate or rates, or how to calculate the interest rate or rates;
  the times and places at which any interest and principal payments are payable;
  any date of maturity;
  the terms of any mandatory or optional redemption of the debt securities, including the amount of any premium;
  the terms of any defeasance of any debt securities;
  any provisions relating to conversion or exchange for other securities issued by us or by others for a basket or index of securities, for cash value or any combination of these;
  the currency or currencies in which the debt securities are denominated and in which we will make any payments;
  any index used to determine the amount of any payments on the debt securities;
  any restrictions that apply to the offer, sale and delivery of the debt securities and the exchange of debt securities of one form for debt securities of another form;
  whether and under what circumstances, if other than those described in this prospectus, we will pay additional amounts on the debt securities following certain developments related to withholding tax and whether, and on what terms, if other than those described in this prospectus, we may redeem the debt securities following those developments;
  the terms of any mandatory or optional exchange of the debt securities;
  any listing of the debt securities on a securities exchange;
  if the series of debt securities will be issuable in whole or in part in the form of a global security as described on page 13 under "Legal Ownership ‑ Global Securities", and the depository or its nominee with respect to the series of debt securities, and any special circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;
  whether we may from time to time without the consent of the Holders of a series of debt securities create and issue further debt securities having the same terms and conditions as the debt securities so that such further issue is consolidated and forms a single series with the series of outstanding debt securities;
  any addition to or change in the events of default that applies to the series of debt securities and any change in the rights of the Trustee or Holders to declare the principal amount due and payable following an event of default;
  any addition to or change in the covenants or events of default contained in the Indenture; and
  any other special features of the series of debt securities.

The prospectus supplement may also describe any special U.S. federal income tax consequences and any special Australian tax considerations of purchasing the debt securities.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document referred to in this prospectus as an "Indenture". The Indenture is a contract between us and Deutsche Bank Trust Company Americas, which will act as Trustee under the Indenture.

The Trustee has two main roles. First, the Trustee can enforce your rights against us if we default. There are some limitations on the extent to which the Trustee acts on your behalf, described later on page 23 under "Remedies If an Event of Default Occurs".

Second, the Trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

The Indenture and its associated documents contain the full legal text of the matters described in this section. The Indenture and the debt securities are governed by New York law. A copy of the Indenture has been filed with the SEC as part of our registration statement. See "Where You Can Find More Information" on page 45 for information on how to obtain a copy.

Because this section is a summary, it does not describe every aspect of the debt securities. This summary is subject to and qualified in its entirety by reference to all the provisions of the Indenture, including definitions of certain terms used in the Indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the Indenture. We describe the meaning for only the more important terms. We also include references in parentheses to certain Sections of the Indenture. Whenever we refer to particular Sections or defined terms of the Indenture in this prospectus or in the prospectus supplement, those Sections or defined terms are incorporated by reference here or in that prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of your series described in the prospectus supplement.

Legal Ownership

"Street Name" and Other Indirect Holders

Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal Holders of debt securities. This is called holding in "Street Name." Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to. If you hold debt securities in "Street Name," you should check with your own institution to find out:

  how it handles securities payments and notices;
  whether it imposes fees or charges;
  how it would handle voting if ever required;
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct Holder as described below; and
  how it would pursue rights under the debt securities if there were a default or other event triggering the need for Holders to act to protect their interests.

Direct Holders

Our obligations, as well as the obligations of the Trustee and those of any third parties employed by us or the Trustee, run only to Persons who are registered as Holders of debt securities. As noted above, we do not have obligations to you if you hold in "Street Name" or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of Global Securities as described below. For example, once we make payment to the registered Holder, we have no further responsibility for the payment even if that Holder is legally required to pass the payment along to you as a "Street Name" customer but does not do so.

Global Securities

What is a Global Security? A Global Security is a special type of indirectly held debt security, as described above under "Street Name" and Other Indirect Holders". If we choose to issue debt securities in the form of Global Securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the Global Security be registered in the name of a financial institution we select and by requiring that the debt securities included in the Global Security not be transferred to the name of any other direct Holder unless the special circumstances described below occur. The financial institution that acts as the sole direct Holder of the Global Security is called the "Depositary". Any person wishing to own a debt security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of Global Securities.

Special Investor Considerations for Global Securities. As an indirect holder, an investor's rights relating to a Global Security will be governed by the account rules of the investor's financial institution and of the Depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a Holder of debt securities and instead deal only with the Depositary that holds the Global Security.

An investor should be aware that if debt securities are issued only in the form of Global Securities:

  the investor cannot get debt securities registered in his or her own name;
  the investor cannot receive physical certificates for his or her interest in the debt securities;
  the investor will be a "Street Name" holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities. See "'Street Name' and Other Indirect Holders" on pages 13;
  the investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates;
  the Depositary's policies will govern payments, transfers, exchanges and other matters relating to the investor's interest in the Global Security. We and the Trustee have no responsibility for any aspect of the Depositary's actions or for its records of ownership interests in the Global Security. We and the Trustee also do not supervise the Depositary in any way; and
  the Depositary will require that interests in a Global Security be purchased or sold within its system using same-day funds.

Special Situations When Global Security Will Be Terminated. In a few special situations described below, the Global Security will terminate and interests in it will be exchanged for physical certificates representing debt securities. After that exchange, the choice of whether to hold debt securities directly or in "Street Name" will be up to the investor. Investors must consult their own bank or brokers to find out how to have their interests in debt securities transferred to their own name, so that they will be direct Holders. The rights of "Street Name" investors and direct Holders in the debt securities have been described previously in the subsections entitled "'Street Name' and Other Indirect Holders" and "Direct Holders" on pages 13.

The special situations for termination of a Global Security are:

  when the Depositary notifies us that it is unwilling, unable or no longer qualified to continue as Depositary and we have not appointed a new Depositary; and
  when an Event of Default on the debt securities has occurred and has not been cured. Defaults are discussed later under "Events of Default" on pages 22 and 23.

The prospectus supplement may also list additional situations for terminating a Global Security that would apply only to the particular series of debt securities covered by the prospectus supplement. When a Global Security terminates, the Depositary, and not we or the Trustee, is responsible for deciding the names of the institutions that will be the initial direct Holders. (Sections 204 and 305)

In the remainder of this description "you" means direct Holders and not "Street Name" or other indirect holders of debt securities. Indirect holders should read the previous subsection on page 13 entitled "'Street Name' and Other Indirect Holders".

Overview of Remainder of this Description

The remainder of this description summarizes:

  additional mechanics relevant to the debt securities under normal circumstances, such as how you transfer ownership and where we make payments;
  your rights under several special situations, such as if we merge with another company or if we want to change a term of the debt securities;
  your rights to receive payment of additional amounts due to changes in the withholding requirements of Australia;
  promises we make to you about how we will run our business, or business actions we promise not to take, known as "restrictive covenants";
  your rights if we default or experience other financial difficulties; and
  our relationship with the Trustee.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

  only in fully registered form;
  without interest coupons; and
  unless otherwise described in the prospectus supplement, in denominations that are even multiples of US$1,000 (Section 302)

You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305) This is called an "exchange."

You may exchange or transfer debt securities at the office of the Trustee. The Trustee acts as our agent for registering debt securities in the names of Holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered Holders is called the "Security Registrar." It will also perform transfers. (Section 305)

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer and any expenses connected with the transfer or exchange. The transfer or exchange will only be made if the Security Registrar is satisfied with your proof of ownership.

If we have designated additional transfer agents, they are named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts. (Section 1002)

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of Holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed. (Section 305)

Payment and Paying Agents

We will pay interest to you if you are a direct Holder listed in the Trustee's records at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt security on the interest due date. That particular day, usually about two weeks in advance of the interest due date, is called the "Regular Record Date" and will be stated in the prospectus supplement. (Section 307) Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered Holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called "accrued interest".

We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the Trustee in New York City. That office is currently located at 60 Wall Street, New York, NY 10005. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks.

Interest on Global Securities will be paid to the Holder of the debt securities by wire transfer of same-day funds.
"Street Name" and other indirect holders should consult their banks or brokers for information on how they will receive payments.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the Trustee's corporate trust office. These offices are called "Paying Agents". We may also choose to act as our own Paying Agent. We must notify you of changes in the Paying Agents for any particular series of debt securities. (Section 1002)

Notices

We and the Trustee will send notices regarding the debt securities only to direct Holders, using their addresses as listed in the Trustee's records. (Sections 101 and 106)

Regardless of who acts as Paying Agent, all money paid by us to a Paying Agent that remains unclaimed at the end of two years after the amount is due to direct Holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the Trustee, any other Paying Agent or anyone else. (Section 1003) Payment of Additional Amounts

Unless the attached prospectus supplement provides otherwise, we will pay all amounts that we are required to pay on the debt securities without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or other governmental charges imposed or levied by or on behalf of Australia or any political subdivision or taxing authority of Australia. This obligation will not apply, however, if those taxes, duties, assessments or other governmental charges are required by Australia or any such subdivision or taxing authority to be withheld or deducted. If that were to occur, we will pay the additional amounts of, or in respect of, the principal of, and any premium and interest on, the affected debt securities, called "additional amounts", that are necessary so that the net amounts paid to the Holders of those debt securities, after deduction or withholding, will equal the amounts of principal and any premium and interest that we would have had to pay on those debt securities if the deduction or withholding had not been required. (Section 1008)

Our obligation to pay any additional amounts will not apply, however, to:

  any withholding, deduction, tax, duty, assessment or other governmental charge that would not have been imposed but for the fact that the Holder or beneficial owner of the affected debt security:
    was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, Australia or otherwise had some connection with Australia other than only owning that debt security or an interest in that debt security, or receiving payments under that debt security;
    presented that debt security for payment in Australia, unless he or she was required to present the debt security for payment in Australia and it could not have been presented for payment anywhere else; or
    presented that debt security more than 30 days after the date payment became due on that debt security or was provided for, whichever is later, except to the extent that the Holder would have been entitled to the additional amounts on presenting the debt security for payment at the close of that 30 day period;
  any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge or any withholding or deduction on account of such taxes;
  any tax, assessment or other governmental charge which is payable otherwise than by withholding or deduction from payments of, or in respect of, principal of, or any premium or interest on, the affected debt security;
  any withholding, deduction, tax, assessment or other governmental charge that is imposed or withheld because the Holder or the beneficial owner of the affected debt security did not comply with our request:
    to provide information concerning his or her nationality, residence or identity; or
    to make a declaration or other similar claim or satisfy any requirement for information or reporting, including, if so required, the quotation of an Australian Tax File Number or Australian Business Number,
    which, in the case of each of the two preceding bullet points, is required or imposed by a statute, treaty, regulation or administrative practice of Australia or any political subdivision or taxing authority of or in Australia as a condition to an exemption from all or part of the withholding, deduction, tax, assessment or other governmental charge;
  any withholding, deduction, tax, assessment or other governmental charge that is imposed or withheld because the Holder or any person having directly or indirectly an interest or right in respect of the affected debt security is our "associate" as defined in section 128F(9) of the Australian Income Tax Assessment Act 1936;
  any withholding or deduction that is imposed or withheld as a consequence of a determination having been made under Part IVA of the Australian Income Tax Assessment Act 1936, or any modification thereof or provision substituted therefore, by the Commissioner of Taxation of the Commonwealth of Australia that withholding tax is payable in respect of a payment;
  any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of the 26th-27th November 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;
  any withholding, deduction, tax, duty, assessment or other governmental charge which is imposed or withheld on payment with respect to a note presented for payment by or on behalf of a noteholder who would be able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a Member State of the European Union; or
  any combination of the foregoing bullet points.

The term "associate" is widely defined for the purposes of section 128F(9) of the Australian Income Tax Assessment Act 1936. It would include:

  a person who controls the casting of at least 50% of the votes in us;
  any trust under which we, or any of our subsidiaries, can benefit;
  any entity which we control or in which we have at least 50% of the shares, even where that entity acts as trustee.

Additional amounts will also not be paid on any payment of the principal of, or any premium or interest on, any debt security to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that payment would, under the laws of Australia or any political subdivision or taxing authority of Australia, be treated as being derived or received for tax purposes by a beneficiary or settlor of that fiduciary or a member of that partnership or a beneficial owner who would not have been entitled to those additional amounts had it been the actual Holder of the affected debt security.

Whenever we refer in this prospectus or any prospectus supplement, in any context, to the payment of the principal of, or any premium or interest on, any debt security or the net proceeds received on the sale or exchange of any debt security, we mean to include the payment of additional amounts to the extent that, in that context, additional amounts are, were or would be payable. (Section 1008) Restrictions on Liens in the Indenture

Some of our property may be subject to a mortgage or other legal mechanism that gives our lenders preferential rights in that property over other lenders, including you and the other direct Holders of the debt securities, or over our general creditors if we fail to pay them back. These preferential rights are called "liens".

So long as any debt securities remain outstanding, we promise to the Holders of those debt securities that we will not become obligated on any present or future "indebtedness", as defined below, that is secured by a lien on all or any part of our present or future assets, unless:

  an equivalent ranking lien on the same property is granted to you and the other Holders of the debt securities so as to rank pari passu with the relevant indebtedness; or
  we grant such other liens in respect of the debt securities of all of our series issued under the Indenture as we determine would not be materially less beneficial to the interests of the Holders of debt securities or as approved by the Holders of a majority in aggregate principal amount of each series of debt securities issued under the Indenture. (Section 1009)

As used in the previous paragraph, "indebtedness" means any obligation to repay money that is borrowed or raised through the issue of notes, bonds, debentures, or other similar debt instruments which are capable of being listed, quoted, ordinarily dealt in or traded on any recognized stock exchange, over the counter or other securities markets. The expressions "assets" and "obligations to repay money that is borrowed or raised" as used in the previous sentence do not include our assets and obligations which, pursuant to the requirements of law and generally accepted accounting principles in Australia, need not be included in our balance sheet.

We and our subsidiaries are permitted to have as much unsecured debt as we may choose.

Any other covenants restricting our ability to make payments, incur indebtedness, dispose of assets, enter into sale and leaseback transactions, pledge our assets to secure borrowings, issue and sell capital stock, enter into transactions with affiliates, create or incur liens on our property or engage in businesses other than our present businesses will be described in the relevant prospectus supplement.

Redemption of Debt Securities at our Option

Unless the relevant prospectus supplement provides otherwise, if the debt securities of a series provide for redemption at our election, we will have the option to redeem those debt securities upon not less than 30 nor more than 90 days' notice. If we choose to redeem the series of debt securities in part, the debt securities that will be redeemed will be selected by the relevant Trustee by such method as it determines to be fair and appropriate. We will mail the notice of redemption to the Holders of debt securities of such series to their last addresses appearing on the register of the debt securities of such series. (Sections 1103 and 1104)

Redemption of Debt Securities for Taxation Reasons

If:

  there is a change in or any amendment to the laws or regulations of Australia or our successor's jurisdiction of organization (if other than Australia), or of any political subdivision or taxing authority of or in Australia or our successor's jurisdiction of organization (if other than Australia), that affects taxation; or
  there is a change in any application or interpretation of those laws or regulations either generally or in relation to any particular debt securities,

which change becomes effective on or after the date we originally issued the affected notes (and, in the case of a successor jurisdiction, after the date of succession) and causes us to become obligated to pay any additional amounts, as described under "Payment of Additional Amounts" in this prospectus, then we can, at our option, redeem all, but not less than all, of the notes on which additional amounts would become payable. (Section 1108)

Before we can redeem the affected notes, we must:

  give the holders of those notes at least 30 days written notice and not more than 90 days written notice of our intention to redeem those notes; and
  deliver to the Trustee under the Indenture a legal opinion of our counsel confirming that the conditions must be satisfied for redemption have occurred.

The redemption price for redeeming the affected notes will be equal to 100% of the principal amount of those notes plus accrued but unpaid interest to the date of redemption. Special Situations

Mergers and Similar Events

We are generally permitted to consolidate or merge with another company or firm, including by way of a scheme of arrangement. We are also permitted to sell or lease our assets substantially as an entirety to another firm, or to buy substantially all of the assets of another company or firm. However, we may not take any of these actions unless all the following conditions are met:

  Where we merge out of existence or sell or lease our assets substantially as an entirety, the other company or firm must agree to be legally responsible for the notes. This must include the obligation to pay the additional amounts described earlier in this prospectus under "Payment of Additional Amounts". If the other company or firm is organized under the laws of a country other than Australia or the United States, it must also agree to indemnify you and the other Holders of the notes against any government charge or cost resulting from the transaction. Furthermore, if the other company or firm is organized under the laws of a country other than Australia, it must further agree that, with respect to its assumption of the obligation to pay additional amounts described earlier, it will substitute the name of the country of its organization for Australia in each place that Australia appears in Section 1008 of the Indenture relating to additional amounts, as described earlier in this prospectus supplement under "Payment of Additional Amounts";
  We deliver to the Trustee an officer's certificate and an opinion of counsel each stating that the consolidation, merger, sale, lease or purchase complies with the Indenture; and
  The merger, sale or lease of our assets substantially as an entirety or other transaction must not cause a default on the notes, and we must not already be in default under the notes, unless the merger or other transaction would cure the default. A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

It is possible that the merger, sale or lease of our assets substantially as an entirety or other transaction would cause some of our property to become subject to a mortgage or other legal mechanism giving lenders preferential rights in that property over other lenders or over our general creditors if we fail to pay them back. We have promised in the Indenture to limit these preferential rights on our property, called "Liens", in connection with certain of our "indebtedness", as previously discussed on page 18 of this prospectus under "Restrictions on Liens in the Indenture". If a merger or other transaction would create any Liens on our property in connection with such "indebtedness", we must comply with that restrictive covenant in the Indenture. If the Lien would not be permitted under the Indenture, we would be required to grant an equivalent ranking Lien on the same property to the registered holders of the notes.

It is possible that the merger or other transaction may cause the holders of the notes to be treated for U.S. federal income tax purposes as though they exchange the notes for new securities. This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences. Modification and Waiver

There are three types of changes we can make to the Indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

  change the Stated Maturity of the principal or interest on a debt security or change our obligation to pay additional amounts on a debt security, as described above on pages 16, 17 and 18, under "Payment of Additional Amounts";
  reduce any amounts due on a debt security;
  change our obligation to pay additional amounts described earlier on pages 16, 17 and 18 under "Payment of Additional Amounts";
  reduce the amount of principal payable upon acceleration of the Maturity of a debt security following a default;
  change the place or currency of payment on a debt security;
  impair your right to sue for payment;
  reduce the percentage of Holders of debt securities whose consent is needed to modify or amend the Indenture;
  reduce the percentage of Holders of debt securities whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults; and
  modify any other aspect of the provisions dealing with modification and waiver of the Indenture. (Section 902)

Changes Requiring a Majority Vote. The second type of change to the Indenture and the debt securities is the kind that requires a vote or consent in favour by Holders of debt securities owning a majority of the principal amount of the particular series affected. (Section 902) Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect Holders of the debt securities. (Section 1009). The same vote would be required for us to obtain a waiver of a past default under the Indenture or a waiver of all or part of the restrictive covenants that apply to the debt securities under the Indenture. These were described previously on page 18 under "Restrictions on Liens in the Indenture". However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the debt securities listed in the first category described above under "Changes Requiring Your Approval" unless we obtain your individual consent to the waiver. (Section 513)

Changes Not Requiring Approval. The third type of change does not require any vote or consent by Holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the debt securities.

Further Details Concerning Voting. When taking a vote or obtaining a consent, we will use the following rules to decide how much principal amount to attribute to a debt security:

  for Original Issue Discount Securities, we will use the principal amount that would be due and payable on the voting date if the Maturity of the debt securities were accelerated to that date because of a default;
  for debt securities whose principal amount is not known, for example, because it is based on an index, we will use a special rule for that debt security described in the prospectus supplement; and
  for debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.

Debt securities will not be considered Outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption, or if debt securities have been cancelled by the Trustee or delivered to the Trustee for cancellation. Debt securities will also not be eligible to vote if they have been fully defeased as described later on page 24 under "Full Defeasance of Debt Securities".

We will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Securities that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If we or the Trustee set a record date for a vote or other action to be taken by Holders of a particular series, that vote or action may be taken only by persons who are Holders of Outstanding Securities of that series on the record date and must be taken within 180 days following the record date or a shorter period that we may specify, or as the Trustee may specify, if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time. (Section 104)

"Street Name" and other indirect Holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the Indenture or the debt securities or request a waiver.

Default and Related Matters

Ranking

The debt securities are not secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness.

Events of Default

You will have special rights if an Event of Default occurs and is not cured, as described later in this subsection.

What Is An Event of Default under the Indenture? The term "Event of Default" under the Indenture means any of the following:

  we do not pay any amount on a debt security, including any principal or interest, within 5 days of the due date for the payment of that amount;
  we do not deposit any applicable sinking fund payment within 5 days its due date;
  we remain in breach of our agreement restricting our incurring liens described previously on page 18 under "Restrictions on Liens in the Indenture" or any other agreement or obligation of ours in the Indenture for 30 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the Trustee or Holders of 25% of the principal amount of debt securities of the affected series;
  any debt of ours in respect of money borrowed or raised exceeding A$50,000,000 or its equivalent in another currency is not paid within 10 business days of its due date or the end of any applicable period of grace, whichever is later;
  a representation or warranty made or taken to be made by us in accordance with the Indenture or the debt securities of the particular series held by you is found or is notified to us to be incorrect or misleading in a respect which would, or would be likely to, have the result of making us unable to meet our payment obligations under those debt securities when due or within any applicable period of grace;
  except to reconstruct or amalgamate while we are solvent, we enter into a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of our creditors, or we propose a reorganization, moratorium or other administration involving any of them;
  we pass a resolution for the our "Winding Up", as defined below, or otherwise dissolve ourself, other than for a Winding Up related to our reconstruction or amalgamation while we are solvent, or an order is made by an Australian court that we be wound up or we are otherwise wound up or dissolved;
  we become or state that we are unable to pay our debts when they fall due;
  execution or other process is issued on a judgment, decree or order of an Australian court in favour of one of our creditors for a monetary amount of A$50,000,000 or more, or its equivalent in any other currency, is returned wholly or partly unsatisfied;
  a controller, a defined in the Corporations Act 2001 of Australia, is appointed in respect of a substantial part of our property;
  the Indenture or the debt securities of the particular series held by you is or becomes wholly or partially void, voidable or unenforceable; and
  the occurrence of any other Event of Default provided for in a particular series of debt securities, which will be described in the applicable prospectus supplement.

A "Winding Up" means our liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy. (Section 101)

Remedies If an Event of Default Occurs. If an Event of Default under the Indenture has occurred and has not been cured, the Trustee or the Holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a "declaration of acceleration of maturity". A declaration of acceleration of maturity may be cancelled by the Holders of at least a majority in principal amount of the debt securities of the affected series. (Section 502)

Except in cases of default, where the Trustee has some special duties, the Trustee under the Indenture is not required to take any action under the Indenture at the request of any Holders unless the Holders offer the Trustee reasonable protection from expenses and liability, referred to herein as an "indemnity" or "security". (Section 603) If reasonable indemnity is provided, the Holders of a majority in principal amount of the Outstanding Securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority Holders may also direct the Trustee to perform any other right or power it has under the Indenture. (Section 512)

Before you bypass the Trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  you must give the Trustee under the Indenture written notice that an Event of Default has occurred and remains uncured;
  the Holders of 25% in principal amount of all Outstanding Securities of the relevant series must make a written request that the Trustee take action because of the default, and must offer reasonable indemnity to the Trustee against the cost and other liabilities of taking that action; and
  the Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity. (Section 507)

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

"Street Name" and other indirect Holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and to make or cancel a declaration of acceleration.

We will furnish to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the debt securities, or else specifying any known default. (Section 1004) Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to your debt securities. (Section 1301) If we do so choose, we will state that in the prospectus supplement.

Full Defeasance of Debt Securities

If there is a change in U.S. federal tax law or an Internal Revenue Service ruling, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, referred to herein as "full defeasance", if we put in place the following other arrangements for the Holders of debt securities to be repaid:

  we must deposit in trust for the benefit of all direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;
  there must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the Holders of debt securities to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back debt securities and gave the Holders of debt securities their share of the cash and notes or bonds deposited in trust. In that event, the Holders of debt securities could recognize gain or loss on the debt securities they give back to us; and
  we must deliver to the Trustee under the Indenture a legal opinion of our counsel confirming the tax law change described above. (Sections 1302 and 1304)

If we ever did accomplish full defeasance, as described above, the Holders of debt securities would have to rely solely on the trust deposit for repayment on the debt securities. The Holders of debt securities could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent or involved in a Winding Up.

Covenant Defeasance under the Indenture

Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance". In that event, the Holders of debt securities would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

  we must deposit in trust for the benefit of all direct Holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and
  we must deliver to the Trustee under the Indenture a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the Holders of debt securities to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

If we accomplish covenant defeasance, the following provisions of the Indenture and the debt securities would no longer apply:

  our promises regarding conduct of our business described previously on page 18 under "Restrictions on Liens in the Indenture," and any other covenants applicable to the series of debt securities and described in the prospectus supplement;
  to the extent applicable as described in the relevant prospectus supplement, the condition regarding the treatment of liens when we merge or engage in similar transactions, described previously on pages 19 and 20 under "Mergers and Similar Events"; and
  the Events of Default relating to breach of covenants and acceleration of the maturity of other debt, described previously on pages 22 and 23 under "What Is an Event of Default under the Indenture?".

If we accomplish covenant defeasance, the Holders of debt securities can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall. (Sections 1303 and 1304) Governing Law

The Indenture and all of the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. However, the authorization and execution of the Indenture and debt securities will be governed by, and construed in accordance with, the laws of the Commonwealth of Australia (Sections 112 and 203) Consent to Service of Process

Under the Indenture, we have irrevocably designated CT Corporation System, located at 111 Eighth Avenue, New York, New York 10011, as our authorized agent for service of process in any lawsuit or proceeding against us related to our obligations under the Indenture or the debt securities brought in any federal or state court in the Borough of Manhattan, The City of New York, New York. We have also irrevocably submitted to the non-exclusive jurisdiction of those courts in respect of any such lawsuit or proceeding. (Section 113) Concerning the Trustee

Deutsche Bank Trust Company Americas has been appointed Trustee under the Indenture. We maintain banking relationships in the ordinary course of business with Deutsche Bank Trust Company Americas.

The Indenture provides that we will indemnify the Trustee against any loss, liability or expense incurred without negligence, bad faith or wilful misconduct of the Trustee in connection with the acceptance or administration of the trust created by the Indenture. (Section 607)

CLEARANCE AND SETTLEMENT

Debt securities we issue may be held through one or more international and domestic clearing systems. The principal clearing systems we will use are the book-entry systems operated by DTC in the United States, Clearstream in Luxembourg and Euroclear in Brussels, Belgium. These systems have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositories. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates.

Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market. Where payments for debt securities in global form will be made in US dollars, these procedures can be used for cross-market transfers and the debt securities will be cleared and settled on a delivery against payment basis.

Cross-market transfers of debt securities that are not in global form may be cleared and settled in accordance with other procedures that may be established among the clearing systems for these securities. Investors in debt securities that are issued outside of the United States, its territories and possessions must initially hold their interests through Euroclear, Clearstream or the clearance system that is described in the applicable prospectus supplement.

Clearstream and Euroclear hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories, which in turn hold such interests in customers' securities accounts in the depositories' names on the books of DTC.

The policies of DTC, Clearstream and Euroclear will govern payments, transfers, exchange and other matters relating to the investor's interest in securities held by them. This is also true for any other clearance system that may be named in a prospectus supplement.

We have no responsibility for any aspect of the actions of DTC, Clearstream or Euroclear or any of their direct or indirect participants. We have no responsibility for any aspect of the records kept by DTC, Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way. This is also true for any other clearing system indicated in a prospectus supplement.

DTC, Clearstream, Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

The description of the clearing systems in this section reflects our understanding of the rules and procedures of DTC, Clearstream and Euroclear as they are currently in effect. These systems could change their rules and procedures at any time. The Clearing Systems

DTC

DTC has advised us as follows:

  DTC is:
    a limited purpose trust company organized under the laws of the State of New York;
    a member of the Federal Reserve System;
    a "clearing corporation" within the meaning of the Uniform Commercial Code; and
    a "clearing agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934.
  DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. This eliminates the need for physical movement of certificates.
  Participants in DTC include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives.
  Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that have relationships with participants.
  The rules applicable to DTC and its participants are on file with the SEC.

Clearstream

Clearstream has advised us as follows:

  Clearstream is incorporated under the laws of Luxembourg as a bank and is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier).
  Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions among them through electronic book-entry transfers between their accounts, thereby eliminating the need for physical movement of securities.
  Clearstream provides other services to its customers, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.
  Clearstream interfaces with domestic securities markets in over 30 countries through established depositary and custodial relationships.
  Clearstream's customers are worldwide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations.
  Clearstream's U.S. customers are limited to securities brokers and dealers and banks.
  Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer.
  Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Euroclear

Euroclear has advised us as follows:

  Euroclear is operated by the Brussels office of Morgan Guaranty Trust Company of New York, which is known as the Euroclear Operator, under contract with Euroclear Clearance Systems, S.C., which is a Belgian cooperative corporation.
  Euroclear holds securities for its participants and facilitates the clearance and settlement of securities transactions among them through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.
  Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries.
  All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator and not the cooperative. The cooperative establishes policy for the Euroclear system on behalf of Euroclear participants.
  Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries.
  Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
  All securities in Euroclear are held on a fungible basis. This means that specific certificates are not matched to specific securities clearance accounts.
  The Euroclear Operator is the Belgian branch of a New York banking corporation, which is a member bank of the Federal Reserve System. As a member of this system, it is regulated and determined by the Board of Governors of the Federal Reserve System and the New York State Banking Department. It is also regulated by the Belgian Banking Commission.

Other Clearing Systems

We may choose any other clearing system for a particular series of debt securities. The clearance and settlement procedures for the clearing system we choose will be described in the applicable prospectus supplement.

Primary Distribution

The distribution of the debt securities will be cleared through one or more of the clearing systems that we have described above or any other clearing system that is specified in the applicable prospectus supplement. Payment for debt securities will be made on a delivery versus payment or free delivery basis. These payment procedures will be more fully described in the applicable prospectus supplement.

Clearance and settlement procedures may vary from one series of debt securities to another according to the currency that is chosen for the specific series of debt securities. Customary clearance and settlement procedures are described below.

We will submit applications to the relevant system or systems for the debt securities to be accepted for clearance. The clearance numbers that are applicable to each clearance system will be specified in the prospectus supplement.

Clearance and Settlement Procedures-DTC

DTC participants that hold debt securities through DTC on behalf of investors will follow the settlement practices applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System.

Debt securities will be credited to the securities custody accounts of these DTC participants against payment in same-day funds, for payments in US dollars, on the settlement date. For payments in a currency other than US dollars, debt securities will be credited free of payment on the settlement date.

Clearance and Settlement Procedures-Euroclear and Clearstream

We understand that investors that hold their debt securities through Euroclear or Clearstream accounts will follow the settlement procedures that are applicable to conventional Eurobonds in registered form.

Debt securities will be credited to the securities custody accounts of Euroclear and Clearstream participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

Secondary Market Trading

Trading Between DTC Participants

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading will be settled using procedures applicable to United States corporate debt obligations in DTC's Same-Day Funds Settlement System.

If payment is made in US dollars, settlement will be in same-day funds. If payment is made in a currency other than US dollars, settlement will be free of payment. If payment is made other than in US dollars, separate payment management outside of the DTC system must be made between the DTC participants involved.

Trading between Euroclear and/or Clearstream Participants

We understand that secondary market trading between Euroclear and/or Clearstream participants will occur in the ordinary way following the applicable rules and operating procedures of Euroclear and Clearstream. Secondary market trading will be settled using procedures applicable to conventional Eurobonds in registered form.

Trading between a DTC Seller and a Euroclear or Clearstream Purchaser

A purchaser of debt securities that are held in the account of a DTC participant must send instructions to Euroclear or Clearstream at least one business day prior to settlement. The instructions will provide for the transfer of the debt securities from the selling DTC participant's account to the account of the purchasing Euroclear or Clearstream participant. Euroclear or Clearstream, as the case may be, will then instruct the common depositary for Euroclear and Clearstream to receive the debt securities either against payment or free of payment.

The interests in the debt securities will be credited to the respective clearing system. The clearing system will then credit the account of the participant, following its usual procedures. Credit for the debt securities will appear on the next day, European time. Cash debit will be back-valued to, and the interest on the debt securities will accrue from, the value date, which would be the preceding day, when settlement occurs in New York. If the trade fails and settlement is not completed on the intended date, the Euroclear or Clearstream cash debit will be valued as of the actual settlement date instead.

Euroclear participants or Clearstream participants will need the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash or from existing lines of credit, as for any settlement occurring within Euroclear or Clearstream. Under this approach, participants may take on credit exposure to Euroclear or Clearstream until the debt securities are credited to their accounts one business day later.

As an alternative, if Euroclear or Clearstream has extended a line of credit to them, participants can choose not to preposition funds and will instead allow that credit line to be drawn upon to finance settlement. Under this procedure, Euroclear participants or Clearstream participants purchasing debt securities would incur overdraft charges for one business day (assuming they clear the overdraft as soon as the debt securities were credited to their accounts). However, interest on the debt securities would accrue from the value date. Therefore, in many cases, the investment income on securities that is earned during that one business day period may substantially reduce or offset the amount of the overdraft charges. This result will, however, depend on each participant's particular cost of funds.

Because the settlement will take place during New York business hours, DTC participants will use their usual procedures to deliver debt securities to the depositary on behalf of Euroclear participants or Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. For the DTC participants, then, a cross-market transaction will settle no differently than a trade between two DTC participants.

Special Timing Considerations

You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the debt securities through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the debt securities, or to receive or make a payment or delivery of the debt securities, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

FOREIGN CURRENCY RISKS

Debt securities of a series may be denominated in, or have payments payable in, foreign currencies or currency units. This will be described in the related prospectus supplement.

U.S. Residents

This prospectus does not describe all risks of an investment in debt securities that result from those debt securities being denominated in, or having payments payable in, a currency or currency unit other than US dollars. We call those debt securities "foreign currency debt securities". You should consult your own financial and legal advisors to obtain advice regarding the risks that you may face if you invest in debt securities that are denominated in, or have payments payable in, a currency or currency unit other than US dollars. You should also obtain advice as to any matters that may affect the purchase or holding of such a debt security or the receipt of payments of principal of, and any premium and interest on, such a debt security in a foreign currency. Debt securities denominated in, or having payments payable in, a currency or currency unit other than US dollars are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

Non-U.S. Residents

The information contained in this section is directed to residents of the United States. We disclaim any responsibility to advise you if you are a resident of a country other than the United States regarding any risk or other matters that may affect the purchase or holding of a debt security denominated in, or having payments payable in, a currency or currency unit other than the currency or currency unit of your home country. You should consult your own financial and legal advisors for advice regarding those matters.

Unless otherwise indicated in the related prospectus supplement, a foreign currency debt security will not be sold in or to a resident of the country of the currency or currency unit in which that debt security is denominated.

Exchange Rates and Exchange Controls

An investment in a foreign currency debt security entails significant risks that do not apply to a similar investment in a debt security denominated, or in respect of which payments of the principal of, and any premium or interest on, are payable, in US dollars. These risks include the possibility of:

  significant changes in the rate of exchange between the U.S. dollar and the currency or currency unit in which the debt security is denominated or the currency or currency unit in which payments on that debt security will be made; and
  the imposition or modification of foreign exchange controls by either the United States or foreign governments.

These risks depend upon factors over which we have no control, such as economic and political events and the supply of and demand for the currency or currency unit in which payments on that debt security will be made.

In recent years, rates of exchange between the U.S. dollar and some foreign currencies have been very volatile. This volatility may be expected to continue in the future. Past fluctuations in any particular exchange rate, however, would not necessarily indicate whether fluctuations will occur in the exchange rate during the term of the foreign currency debt security.

Depreciation of the foreign currency or currency unit against the U.S. dollar would result in:

  a decrease in the U.S. dollar-equivalent yield of such debt security;
  a decrease in the U.S. dollar-equivalent value of the principal repayable at maturity of that debt security; and
  generally, a decrease in the U.S. dollar-equivalent market value of that debt security.

Governments have imposed from time to time exchange controls and may in the future impose or revise exchange controls at or prior to the maturity of the foreign currency debt security. The imposition of exchange controls could affect the exchange rates and/or the availability of a foreign currency at the time for payment of the principal of, or any premium or interest on, that debt security. Even if no such exchange controls are imposed, it is possible that the currency would not be available for the payment of the principal of, and any premium and interest on, that debt security at its Maturity due to circumstances beyond our control.

Judgments

In the event law suit based on foreign currency debt securities were commenced in a U.S. court, we believe it is likely that court would grant judgment relating to those foreign currency debt securities only in US dollars. It is not clear, however, whether, in granting judgment, the rate of conversion into US dollars would be determined with reference to the date of default, the date the judgment is rendered or some other date.

Holders of foreign currency debt securities would be responsible for the risk of changes in the exchange rate between foreign currency and US dollars between the time the judgment is calculated and the time the Trustee under the Indenture converts the foreign currency into US dollars for payment of the judgment. A state court in New York rendering a judgment on a foreign currency debt security is required by law to render its judgment in the foreign currency in which the debt security is denominated. The judgment would then be converted into US dollars at the exchange rate prevailing on the date of entry of the judgment.

TAXATION

The following statements with respect to taxation are only general summaries and are based on advice we have received. You should consult your own tax advisors concerning the consequences, in your particular circumstances, under United States federal and Australian tax laws, and the laws of any other taxing jurisdiction, of the ownership of debt securities.

Australian Taxation

Mallesons Stephen Jaques have advised us that, in their opinion, the principal Australian taxation consequences generally applicable to a holder of the debt securities who is a resident of the United States holding the debt securities through a permanent establishment located in the United States and who is not a resident of Australia for tax purposes are fairly and accurately summarized in the following paragraphs under this heading "Taxation - Australian Taxation". However, such summaries are not exhaustive, and in particular, do not deal with the position of certain classes of holders of debt securities. Prospective holders of debt securities who are in any doubt as to their tax position should consult their professional advisers.

An exemption from Australian interest withholding tax will be available in respect of the debt securities under section 128F of the Income Tax Assessment Act 1936 of Australia (the "Australian Tax Act") if the following conditions are met:

  (a) the debt securities are characterized as debt interests for the purposes of Australian taxation legislation; and
  (b) we are a resident of Australia when we issue the debt securities and when interest (as defined in section 128A(1AB) of the Australian Tax Act) is paid; and
  (c) the debt securities are issued in a manner which satisfies the public offer test. There are five principal methods of satisfying the public offer test, the purpose of which is to ensure that lenders in overseas capital markets are aware that we are offering debt securities for issue. In summary, the five methods are:
    (i) offers to 10 or more unrelated financiers or securities dealers;
    (ii) offers to 100 or more investors;
    (iii) offers of listed debt securities;
    (iv) offers via publicly available information sources; and
    (v) offers to underwriters, managers or dealers who offer to sell the debt securities within 30 days by one of the preceding methods.

  In addition, the issue of a debt security in global form and the offering of interests in the debt security by one of these methods should satisfy the public offer test.

  (d) we do not know, or have reasonable grounds to suspect, at the time of issue, that the debt securities (or an interest in the debt securities) were being, or would later be, acquired directly or indirectly, by an associate (as defined in section 128F(9) of the Australian Tax Act) of us (other than in the capacity of an underwriter, manager or dealer in relation to the placement of the debt securities); and
  (e) at the time of the payment of interest, we do not know, or have reasonable grounds to suspect, that the payee is an associate of us.

The debt securities will be characterized as "debt interests" for the purposes of the Australian taxation legislation provided that we have an effectively non-contingent obligation to return amounts (including interest and the repayment of principal at maturity) which are substantially more likely than not to exceed the amounts received upon issue of the debt interest.

"Interest" is defined in section 128(1AB) of the Australian Tax Act to include amounts in the nature of, and amounts that could reasonably be regarded as having been received in substitution or (in certain circumstances) exchange for, interest.

In relation to a company (such as us) section 128F(9) defines "associate" to include:

  (i) a trustee of a trust will be an associate of a corporate issuer if the corporate issuer, or any of its other "associates", is capable of benefiting (whether directly or indirectly) under that relevant trust; and
  (ii) a person or company will be an associate of a corporate issuer if the corporate issuer is, or its directors are, accustomed or under an obligation (whether formal or informal), or might reasonably be expected, to act according to such person's or company's directions, instructions or wishes; and
  (iii) will be an associate of a corporate issuer if such person or company is, or that person or company and any "associates" of such person or company are, in a position to cast or control the casting of at least 50% of the maximum number of votes that may be cast at a general meeting of that corporate issuer; and
  (iv) a company will be an associate of a corporate issuer if such a company is, or its directors are, accustomed or under an obligation (whether formal or informal), or might reasonably be expected, to act according to the directions, instructions or wishes of a corporate issuer (and/or any "associate" of a corporate issuer); and
  (v) a company will be an associate of a corporate issuer if the corporate issuer is, and/or any other "associates" a corporate issuer are, in a position to cast, or control the casting of, at least 50% of the maximum number of votes that may be cast at a general meeting of such company; and
  (vi) a person or company will be an associate of a corporate issuer if such person or company is an "associate" of another person or company which is an "associate" of a corporate issuer under either of paragraphs (ii) or (iii) above.

However, for the purposes of sections 128F(5) and (6) of the Australian Tax Act (see paragraphs (d) and (e) above), "associate" does not include: (A) onshore associates (ie Australian resident associates who do not hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident assocaites who hold the debt securities in the course of carrying on business at or through a permanent establishment in Australia); or
(B) offshore associates (ie Australian resident associates that hold the debt securities in the course of carrying on business at or through a permanent establishment outside Australia and non-resident associates who do not hold the debt securities in the course of carrying on business through a permanent establishment in Australia) who are acting in the capacity of:

  (i) in the case of section 128F(5) only, a dealer, manager or underwriter in relation to the placement of the relevent debt securities; or
  (ii) a clearing house, custodian, funds manager, responsible entity of a registered scheme or, in the case of section 128F(6) only, paying agent.

If, for any reason, the interest we pay is not exempt from interest withholding tax, the treaty titled "Convention for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income" between the United States and Australia (the "Australian/US Tax Treaty") may apply. This treaty provides that interest which has its source in Australia, and to which a United States resident, as defined in the treaty and who is entitled to the benefit of the treaty, is beneficially entitled, may be taxed in Australia, but that any tax charged shall not exceed 10% of the gross amount of interest. However, this provision will not apply where the indebtedness giving rise to the interest entitlement is effectively connected with:

  the United States resident beneficial owner's permanent establishment, at or through which it carries on business in Australia; or
  the United States resident beneficial owner's fixed base, situated in Australia, from which it performs independent personal services.

For completeness, it should also be noted that on September 27, 2001, Australia entered into a protocol to the Australian/US Tax Treaty with the United States. In addition to the above, this protocol provides that any interest derived under the debt securities by certain bodies (including certain financial institutions resident in the United States and government bodies in the United States) will not be subject to interest withholding tax in Australia (even if the exemption under section 128F is not satisfied). However, the new taxation of interest provisions in this protocol only apply from July 1, 2003.

As set out in more detail in "Description of the Debt Securities We May Offer - Payment of Additional Amounts" in this prospectus and unless expressly provided to the contrary, if we should at any time be compelled by law to deduct or withhold an amount in respect of Australian withholding tax, we will, subject to certain exceptions described in more detail in "Description of the Debt Securities We May Offer - Payment of Additional Amounts" in this prospectus, pay such additional amounts as may be necessary in order to ensure that the net amounts received by you after such deduction or withholding shall equal the respective amounts which would have been receivable had no such deduction or withholding been required. In the event that we are compelled by law in relation to any debt securities to deduct or withhold an amount in respect of any withholding taxes, we will have the option to redeem such debt securities as set out in more detail in "Description of the Debt Securities We May Offer - Redemption of Debt Securities for Taxation Reasons" in this prospectus.

Mallesons Stephen Jaques have also advised us that under Australian laws as presently in effect:

  (a) assuming the requirements of section 128F of the Australian Tax Act are satisfied with respect to the debt securities, payment of principal and interest (as defined in section 128A(1AB) of the Australian Tax Act) to a holder, who is not a resident of Australia for tax purposes and who, during the taxable year, has not engaged in trade or business at or through a permanent establishment within Australia, will not be subject to Australian income taxes; and
  (b) a holder who is not a resident of Australia for tax purposes and who during the taxable year has not engaged in trade or business at or through a permanent establishment in Australia, will not be subject to Australian income tax on gains realized during that year on sale or redemption of the debt securities, provided such gains do not have an Australian source. A gain arising on the sale of debt securities by a holder who is not a resident of Australia for tax purposes to another person who is not a resident of Australia for tax purposes where the debt securities are sold outside Australia and all negotiations are conducted, and documentation executed, outside Australia would not be regarded as having an Australian source; and
  (c) there are specific rules that can apply to treat a portion of the purchase price of the debt securities as interest for withholding tax purposes when certain debt securities originally issued at a discount or with a maturity premium or which do not pay interest at least annually, are sold to an Australian resident (who does not acquire them in the course of carrying on trade or business at or through a permanent establishment outside Australia) or a non-resident who acquires them in the course of carrying on business at or through a permanent establishment in Australia). These rules do not apply in circumstances where the deemed interest would have been exempt under section 128F of the Australian Tax Act if the debt securities had been held to maturity by a non-resident; and
  (d) no debt securities will be subject to death, estate or succession duties imposed by Australia, or by any political subdivision or authority therein having power to tax, if held at the time of death; and
  (e) no and valorem stamp, issue, registration or similar taxes are payable in Australia on the issue of any debt securities or the transfer of any debt securities; and
  (f) assuming the requirements of section 128F of the Australian Tax Act are satisfied with respect to the debt securities, the requirements of section 12-140 of the Taxation Administration Act 1953 of Australia relating to the quotation of tax file numbers do not apply to payments made to debt security holders; and
  (g) the requirements of section 12-190 of the Tax Administration Act 1953 of Australia relating to the quotation of an Australian Business Number which apply to certain payments made in respect of supplies should not apply to payments of principal and interest made to debt security holders; and
  (h) neither the issue of the debt securities nor the payment of principal and interest to debt security holders gives rise to a liability to goods and services tax in Australia.

In addition, the Taxation Laws Amendment Bill (no. 4) 2003 ("Bill") was introduced into Federal Parliament on February 13, 2003 and, if enacted i its current form, there will be a power for the Governor-General to make regulations requiring witholding from certain payments to non-residents after July 1, 2003. No draft regulations have been released. so it is not possible to determine what types of payments would be caught by the new rules nor the rate of witholding. However, the Bill expressly provides that the regulations will not apply to interest and other payments which are already subject to the current interest witholding tax rules or specifically exempt from those rules. Further, regulations may only be made if the responsible minister is satisfied the specified payments are of a kind that could reasonably relate to assessable income of foreign residents. We have been advised by Mallesons Stephen Jacques that they do not expect the regulations to apply to repayments of principal under the Notes, as such amounts are generally not income or gains. The possible application of any regualtions to the proceeds of any sale of the Notes will need to be monitored.

Finally, the Federal Government released exposure draft rules to deal with the taxation consequences of foreign exchange transactions for public comment on December 17, 2002. The draft rules have not yet been introduced into Parliament and their final form and likely commencement date is not yet known (although any commencement date is expected to be prospective from the date the rules are introduced into Parliament). In their current form, the exposure draft rules are very complicated and will require Australian taxpayers, or non-residents that hold assets in the course of carrying on business in Australia, to perform complex (and frequent) calculations to determine the foreign exchange gains and losses they are taxed upon in respect of holding assets (or incurring liabilities) in non-Australian currency.

United States Taxation

This section describes the material United States federal income tax consequences of owning the debt securities we are offering. It is the opinion of Sullivan and Cromwell, our U.S. counsel. It applies to you only if you are an initial purchaser and you hold your debt securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  a dealer in securities or currencies;
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
  a bank;
  a life insurance company;
  a tax-exempt organization;
  a person that owns debt securities that are a hedge or that are hedged against interest rate or currency risks;
  a person that owns debt securities as part of a straddle or conversion transaction for tax purposes; or
  a person whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning debt securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these debt securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

This section describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a debt security and you are:

  a citizen or resident of the United States;
  a domestic corporation;
  an estate whose income is subject to United States federal income tax regardless of its source; or
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Payments of Interest

Except as described below in the case of interest on a discount debt security that is not qualified stated interest each as defined below under "- Original Issue Discount - General", you will be taxed on any interest on your debt security, whether payable in US dollars or a currency, including a composite currency or basket of currencies other than US dollars (a "foreign currency") as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

The interest paid by us on the debt securities and original issue discount, if any, accrued with respect to the debt securities (as described below under "Original Issue Discount") constitutes income from sources outside the United States, but, with certain exceptions, will be "passive" or "financial services" income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you would determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into US dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your debt security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into US dollars.

Original Issue Discount

General. If you own a debt security, other than a short-term debt security with a term of one year or less, it will be treated as a discount debt security issued at an original issue discount if the amount by which the debt security's stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a debt security's issue price will be the first price at which a substantial amount of debt securities included in the issue of which the debt security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A debt security's stated redemption price at maturity is the total of all payments provided by the debt security that are not payments of qualified stated interest. Generally, an interest payment on a debt security is qualified stated interest if it is one of a series of stated interest payments on a debt security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the debt security. There are special rules for variable rate debt securities that are discussed under "-Variable Rate Debt Securities".

In general, your debt security is not a discount debt security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of one quarter of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your debt security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your debt security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the debt security, unless you make the election described below under "-Election to Treat All Interest as Original Issue Discount". You can determine the includible amount with respect to each such payment by multiplying the total amount of your debt security's de minimis original issue discount by a fraction equal to:

  the amount of the principal payment made

divided by:

  the stated principal amount of the debt security.

Generally, if your discount debt security matures more than one year from its date of issue, you must include original issue discount in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your debt security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount debt security for each day during the taxable year or portion of the taxable year that you hold your discount debt security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount debt security and you may vary the length of each accrual period over the term of your discount debt security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount debt security must occur on either the first or final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

  multiplying your discount debt security's adjusted issue price at the beginning of the accrual period by your debt security's yield to maturity, and then subtracting from this figure the sum of the payments of qualified stated interest on your debt security allocable to the accrual period.

You must determine the discount debt security's yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount debt security's adjusted issue price at the beginning of any accrual period by:

  adding your discount debt security's issue price and any accrued OID for each prior accrual period, and then subtracting any payments previously made on your discount debt security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount debt security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

  the amount payable at the maturity of your debt security, other than any payment of qualified stated interest; and
  your debt security's adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your debt security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your debt security after the purchase date but is greater than the amount of your debt security's adjusted issue price, as determined above under "- General", the excess is acquisition premium. If you do not make the election described below under "- Election to Treat All Interest as Original Issue Discount", then you must reduce the daily portions of OID by an amount equal to:

  the excess of your adjusted basis in the debt security immediately after purchase over the adjusted issue price of the debt security divided by:

  the excess of the sum of all amounts payable, other than qualified stated interest, on the debt security after the purchase date over the debt security's adjusted issue price.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your debt security by the amount of pre-issuance accrued interest if:

  a portion of the initial purchase price of your debt security is attributable to pre-issuance accrued interest;
  the first stated interest payment on your debt security is to be made within one year of your debt security's issue date; and
  the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your debt security.

Debt Securities Subject to Contingencies Including Optional Redemption. Your debt security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your debt security by assuming that the payments will be made according to the payment schedule most likely to occur if:

  the timing and amounts of the payments that comprise each payment schedule are known as of the issue date; and
  one of such schedules is significantly more likely than not to occur.

If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your debt security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus supplement.

Notwithstanding the general rules for determining yield and maturity, if your debt security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the debt security under an alternative payment schedule or schedules, then:

  in the case of an option or options that we may exercise, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on your debt security; and
  in the case of an option or options that you may exercise, you will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on your debt security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your debt security for the purposes of those calculations by using any date on which your debt security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your debt security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your debt security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your debt security by treating your debt security as having been retired and reissued on the date of the change in circumstances for an amount equal to your debt security's adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your debt security using the constant-yield method described above under "- General", with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under "- Debt Securities Purchased at a Premium," or acquisition premium.

If you make this election for your debt security, then, when you apply the constant-yield method:

  the issue price of your debt security will equal your cost;
  the issue date of your debt security will be the date you acquired it; and
  no payments on your debt security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the debt security for which you make it; however, if the debt security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount debt security, you will be treated as having made the election discussed below under "- Market Discount" to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a debt security or the deemed elections with respect to amortizable bond premium or market discount debt securities without the consent of the Internal Revenue Service.

Variable Rate Debt Securities. Your debt security will be a variable rate debt security if:

  your debt security's issue price does not exceed the total noncontingent principal payments by more than the lesser of:
    .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date; or
    15 percent of the total noncontingent principal payments; and
  your debt security provides for stated interest, compounded or paid at least annually, only at:
    one or more qualified floating rates;
    a single fixed rate and one or more qualified floating rates;
    a single objective rate; or
    a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your debt security will have a variable rate that is a qualified floating rate if:

  variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your debt security is denominated; or
  the rate is equal to such a rate multiplied by either:
    a fixed multiple that is greater than 0.65 but not more than 1.35; or
    a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and
  the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

Your debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

Your debt security will have a variable rate that is a single objective rate if:

  the rate is not a qualified floating rate;
  the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party; and
  the value of the rate on any date during the term of your debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your debt security's term will be either significantly less than or significantly greater than the average value of the rate during the final half of your debt security's term.

An objective rate as described above is a qualified inverse floating rate if:

  the rate is equal to a fixed rate minus a qualified floating rate; and
  the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

Your debt security will also have a single qualified floating rate or an objective rate if interest on your debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

  the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points; or
  the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your debt security.

If your variable rate debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your debt security by:

  determining a fixed rate substitute for each variable rate provided under your variable rate debt security;
  constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above;
  determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument; and
  adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate debt security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your debt security.

If your variable rate debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate debt security will be treated, for purposes of the first three steps of the determination, as if your debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Debt Securities. In general, if you are an individual or other cash basis United States holder of a short-term debt security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so. However, you may be required to include any stated interest in income as you receive it. If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term debt securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term debt security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term debt securities, you will be required to defer deductions for interest on borrowings allocable to your short-term debt securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term debt security, including stated interest, in your short-term debt security's stated redemption price at maturity.

Foreign Currency Discount Debt Securities. If your discount debt security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount debt security in the foreign currency and then translate the amount of OID into US dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under "- Payments of Interest". You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your debt security.

Market Discount

You will be treated as if you purchased your debt security, other than a short-term debt security, at a market discount, and your debt security will be a market discount debt security if:

  you purchase your debt security for less than its issue price as determined above under "- General"; and
  the difference between the debt security's stated redemption price at maturity or, in the case of a discount debt security, the debt security's revised issue price, and the price you paid for your debt security is equal to or greater than olne quarter of 1 percent of your debt security's stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the debt security's maturity.

To determine the revised issue price of your debt security for these purposes, you generally add any OID that has accrued on your debt security to its issue price.

If your debt security's stated redemption price at maturity or, in the case of a discount debt security, its revised issue price, does not exceed the price you paid for the debt security by one quarter of 1 percent multiplied by the number of complete years to the debt security's maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount debt security as ordinary income to the extent of the accrued market discount on your debt security. Alternatively, you may elect to include market discount in income currently over the life of your debt security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount debt security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your debt security in an amount not exceeding the accrued market discount on your debt security until the maturity or disposition of your debt security.

You will accrue market discount on your market discount debt security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the debt security with respect to which it is made and you may not revoke it.

Debt Securities Purchased at a Premium

If you purchase your debt security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your debt security by the amount of amortizable bond premium allocable to that year, based on your debt security's yield to maturity. If your debt security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your debt security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also "Original Issue Discount - Election to Treat All Interest as Original Issue Discount".

Purchase, Sale and Retirement of the Debt Securities

Your tax basis in your debt security will generally be the U.S. dollar cost, as defined below, of your debt security, adjusted by:

  adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your debt security, and then subtracting any payments on your debt security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your debt security.

If you purchase your debt security with foreign currency, the U.S. dollar cost of your debt security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your debt security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your debt security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your debt security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your debt security. If your debt security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

  the date payment is received, if you are a cash basis taxpayer and the debt securities are not traded on an established securities market, as defined in the applicable Treasury regulations;
  the date of disposition, if you are an accrual basis taxpayer; or
  the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the debt securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your debt security, except to the extent:

  described above under "- Original Issue Discount - Short-Term Debt Securities" or "- Market Discount";
  attributable to accrued but unpaid interest;
  the rules governing contingent payment obligations apply; or
  attributable to changes in exchange rates as described below.

Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year, and 18% where the property is held for more than five years.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a debt security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your debt security or on the sale or retirement of your debt security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase debt securities or exchange it for US dollars, any gain or loss recognized generally will be ordinary income or loss.

Indexed Debt Securities

The applicable prospectus supplement will discuss any special United States federal income tax rules with respect to debt securities the payments on which are determined by reference to any index and other debt securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate debt securities.

Backup Withholding and Information Reporting

In general, if you are a noncorporate United States holder, we and other payors may be required to report to the Internal Revenue Service all payments of principal, any premium and interest on your debt security, and the accrual of OID on a discount debt security. In addition, the proceeds of the sale of your debt security before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding may apply to any payments, including payments of OID, if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

PLAN OF DISTRIBUTION

We may sell debt securities to or through underwriters, and also may sell debt securities directly to other purchasers or through agents. Such underwriters may also act as agents. In addition, third parties may sell debt securities under the registration statement for their own account.

The prospectus supplement relating to any offering will identify or describe:

  any underwriter, dealers or agents;
  their compensation;
  the net proceeds to us;
  the purchase price of the debt securities;
  the initial public offering price of the debt securities; and
  any exchange on which the debt securities will be listed.

Underwriters

If we use underwriters for the sale of debt securities, they will acquire the debt securities for their own account. The underwriters may resell the debt securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters' obligations to purchase the debt securities, and the underwriters will be obligated to purchase all of the debt securities contemplated in an offering if they purchase any of such debt securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Dealers

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell the debt securities to the dealers as principals. The dealers may then resell the debt securities to the public at varying prices that the dealers may determine at the time of resale.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of the debt securities during the term of their appointment to sell debt securities on a continuing basis.

Direct Sales

We may also sell debt securities directly without using agents, underwriters or dealers.

U.S. Securities Act of 1933; Indemnification

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the U.S. Securities Act 1933, and any discounts and commissions they receive from us and any profit on their resale of debt securities may be treated as underwriting discounts and commissions under the U.S. Securities Act of 1933. Agreements that we will enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the U.S. Securities Act of 1933. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Market Making

In the event that we do not list debt securities of any series on a U.S. national securities exchange, various broker-dealers may make a market in our debt securities, but will have no obligation to do so. Any market making may be discontinued at any time without notice. Consequently, it may be the case that no broker-dealer will make a market in debt securities of any series or that the liquidity of the trading market for the debt securities will be limited.

VALIDITY OF DEBT SECURITIES

Our U.S. counsel, Sullivan and Cromwell, will pass upon the validity of the debt securities. Unless otherwise provided in a prospectus supplement, our Australian counsel, Mallesons Stephen Jaques, will pass upon the validity of certain provisions of the debt securities that are governed by or construed in accordance with Australian law. If this prospectus is delivered in connection with an underwritten offering, the validity of the debt securities will be passed upon for the underwriters by any counsel for the underwriters to be named in that prospectus supplement.

EXPERTS

The consolidated financial statements included our annual report on Form 20-F for our fiscal year ended June 30, 2002 are incorporated by reference in this prospectus. The consolidated financial statements at June 30, 2002 and for the three years then ended have been audited by Ernst and Young, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

EXPENSES

The following are the expenses estimated to be incurred by us in connection with the issuance and distribution of the debt securities registered under this registration statement.
Securities and Exchange Commission registration fee	US$46,000
Printing and engraving expenses	50,000
Legal fees and expenses	200,000
Accounting fees and expenses	20,000
Trustee's fees and expenses	10,000
Total	US$326,000

All amounts are estimated, except the Securities and Exchange Commission registration fee.

LIMITATIONS ON ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian corporation. All of our directors and executive officers, and certain experts named in this prospectus, reside outside the United States. All or a substantial portion of our assets and the assets of those non-resident persons are located outside the United States. As a result, you may not be able to effect service of process within the U.S. upon us or those persons or to enforce against them judgments obtained in U.S. courts predicted upon civil liability provisions of the Federal securities laws of the United States. We have been advised by our Australian counsel, Mallesons Stephen Jaques, that, both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. Federal securities laws are enforceable in Australia.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC. You can read and copy these reports and other information at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. You can also read this material at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which some of our securities are listed. In addition, you should note that the SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information about us.

This prospectus is part of a registration statement that we have filed with the SEC, file number 333-101382. As exhibits to the registration statement, we have also filed the Indenture and our Constitution. You can obtain the full registration statement from the SEC or from us. We will provide the Trustee for our debt securities with our annual reports, which will include a description of operations, and our annual audited consolidated financial statements prepared in accordance with Australian generally accepted accounting principles. We will also provide the Trustee with interim reports that will include unaudited interim summary consolidated financial information prepared in accordance with Australian generally accepted accounting principles. Upon receipt, the Trustee will mail the reports to all record holders of the debt securities. In addition, we will provide the Trustee with all notices of meetings at which holders of debt securities are entitled to vote, and all other reports and communications that are made generally available to holders of debt securities.

INCORPORATION BY REFERENCE

The SEC allows us to "incorporate by reference" the information that we file with the SEC. This permits us to disclose important information to you by referring to these filed documents. Any information referred to in this way is considered part of this prospectus, and any information that we file with the SEC after the date of this prospectus and incorporate by reference into this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the SEC:

  our annual report on Form 20-F for our fiscal year ended June 30, 2002.

We will also incorporate by reference any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the U.S. Securities Exchange Act of 1934 until we terminate the offering contemplated by any prospectus supplement. In addition, we will incorporate by reference some future reports on Form 6-K, but only to the extent indicated in those reports.

We will provide without charge upon written or oral request a copy of any or all of the documents that are incorporated by reference into this prospectus, other than exhibits which are specifically incorporated by reference into such documents. >Requests should be directed to Telstra Corporation Limited, 242 Exhibition Street, Melbourne, 3000 Victoria, Australia attention Company Secretary. Telephone requests may be directed to (61-3) 9634-6400.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Except as set forth below, there is no provision in the Registrant's Constitution or any contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

Corporations Act of Australia

Section 199A(1) of the Corporations Act 2001 of Australia (the "Corporations Act") provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

  >a liability owed to the company or a related body corporate;
  a liability for a pecuniary penalty order or compensation order under section 1317G or section 1317H of the Corporations Act; or
  a liability that is owed to someone other than the company or related body corporate and did not arise out of conduct in good faith.

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

  in defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under section 199A(2); or
  in defending or resisting criminal proceedings in which the person is found guilty; or
  in defending or resisting proceedings brought by the Australian Securities and Investments Commission ("ASIC") or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or
  in connection with proceedings for relief to the person under the Corporations Act in which the court denies the relief.

Section 199B of the Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

  conduct involving a wilful breach of any duty in relation to the company; or
  a contravention of the officer's duties under the Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of sections 199A and 199B, an "officer" of a company includes:

  a director or secretary;
  a person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
  a person who has the capacity to significantly affect the company's financial standing;
  some other people who manage the company of its property, such as a liquidator or a receiver; and
  a person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Our Constitution

Our constitution provides for us to indemnify each officer to the maximum extent permitted by law for any liability incurred as an officer provided that:

  the liability is not owed to us or a related body corporate;
  the liability is not for a pecuniary penalty or compensation order made by a Court under the Corporations Act; and
  the liability does not arise out of conduct involving a lack of good faith.

Our constitution also provides for us to indemnify each officer, to the maximum extent permitted by law, for legal costs and expenses incurred in successfully defending civil or criminal proceedings.

If one of our officers or employees is asked by us to be a director or alternate director of a company which is not related to us, our constitution provides for us to indemnify the officer or employee out of our property for any liability he or she incurs. This indemnity only applies if the liability was incurred in the officer's or employee's capacity as a director of that other company. It is also subject to any corporate policy made by our chief executive officer. Our constitution also allows us to indemnify employees and outside officers in some circumstances. The terms "officer", "employee" and "outside officer" are defined below.

We may pay an insurance premium insuring a person who is or has been a director, secretary or executive officer of Telstra or of one of our related bodies corporate against certain liabilities incurred by that person in such a capacity. The insurance will not cover liabilities, which arise out of conduct involving a wilful breach of that person's duty to us or a breach of their duty not to improperly use their position or company information.

For the purposes of these provisions:

  an "officer" means a person who is or has been a director, secretary or executive officer of:
    us or one of our wholly-owned subsidiaries; or
    any other related body corporate of ours if the person is also a director or employee of us or one of our wholly-owned subsidiaries.
  an "outside officer" means a person who is or has been a director, secretary or executive officer of one of our related bodies corporate (other than one of our wholly-owned subsidiaries) while not an employee or director of us or one of our wholly-owned subsidiaries; and
  an "employee" means a person who is or has been an employee of us or one of our related bodies corporate who is not an officer or outside officer.

Deeds of Indemnity in favour of our Directors, Officers and Employees

We have executed deeds of indemnity in favour of:

  our directors (including past directors);
  our executive officers (other than our directors) and certain employees generally; and
  employees (including executive officers) involved in the formulation, entering into or carrying out of a Telstra sale scheme (as defined in the Telstra Corporation Act 1991).

Each of these deeds provides an indemnity on substantially the same terms as the indemnity provided in our constitution in favour of officers. The indemnity in favour of our directors also gives directors a right of access to board papers and requires us to maintain insurance cover for the directors. The indemnity in favour of employees relating to Telstra sale schemes is confined to liabilities incurred as an employee in connection with the formulation, entering into or carrying out, of a Telstra sale scheme.

Directors' and Officers' Insurance

We maintain a directors' and officers' insurance policy which, subject to some exceptions, provides world-wide insurance cover to past, present or future directors, secretaries or executive officers of us and our subsidiaries. The directors' and officers' insurance policy prohibits disclosure of the premium payable under the policy and the nature of the liabilities insured. We have directors' and officers' insurance cover for liabilities in connection with the offering of securities covered by this registration statement, subject to a number of exclusions including an exclusion relating to liabilities arising out of claims brought by us or our related bodies corporate in the United States of America.

Item 9. Exhibits
Number	Description
1.1	Form of Underwriting Agreement.*
4.1	Form of Indenture (including form of Debt Security), from the Registrant to Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee.**
5.1	Opinion of Mallesons Stephen Jaques as to the validity of the Debt Securities (Australian Law).***
5.2	Opinion of Sullivan and Cromwell as to the validity of the Debt Securities (New York Law).**
8.1	Opinion of Mallesons Stephen Jaques as to certain Australian tax matters.***
8.2	Opinion of Sullivan and Cromwell as to certain United States tax matters.**
12.1	Calculation of ratio of earnings to fixed charges.**
23.1	Consent of Ernst and Young.***
23.2	Consent of Mallesons Stephen Jaques (included in Exhibits 5.1 and 8.1).
23.3	Consent of Sullivan and Cromwell (included in Exhibits 5.2 and 8.2).
24.	Powers of Attorney (included on page II-6).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas on Form T-1.**

______________

* To be filed by Form 6-K and incorporated by reference into this registration statement.
** Previously filed.
*** Filed herewith.

Item 10. Undertakings

The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
  (4) To file a post-effective amendment to this registration statement to include any financial statements required by Rule 3-19 of Regulation S-X, or to incorporate such financial statements by a report filed or furnished pursuant to the Securities Exchange Act of 1934, at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, or incorporation by a report filed or furnished pursuant to the Securities Exchange Act of 1934, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 8 or otherwise, the registrant has been advised that in the opinions of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defence of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the adjudication of such issue.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, Commonwealth of Australia, on May XX, 2003.

TELSTRA CORPORATION LIMITED

By: /s/ David K Moffatt

Name: David K Moffatt

Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in their capacity indicated on November 22, 2002. Each person whose signature appears below hereby appoints Zygmunt E. Switkowski, David K Moffatt, Bruce J. Akhurst and Cliff B. Davis, severally, as attorney-in-fact of each such person, with full power of substitution and resubstitution, to execute in the name and on behalf of such person any and all amendments (including post-effective amendments) to this registration statement, any registration statements to be filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and any and all supplements and exhibits hereto and thereto and to file the same, and any and all other documents in connection therewith, with the Securities and Exchange Commission, and authorizes each of them to do and perform each and every act necessary to be done in connection therewith.
Name	Title
* Robert C. Mansfield	Chairman
* John T. Ralph	Deputy Chairman
* Zygmunt E. Switkowski	Chief Executive Officer and Director
* Samuel H. Chisholm	Director
* Anthony J. Clark	Director
* John E. Fletcher	Director
* Belinda J. Hutchinson	Director
* Catherine B. Livingstone	Director
* Donald G. McGauchie	Director
* William A. Owens	Director
* John W. Stocker	Director
* David K. Moffatt	Group Managing Director, Finance and Administration (Chief Financial Officer)
* John V. Stanhope	Director of Finance (Chief Accounting Officer)
* Katayoon Raissi	Authorized Representative in the United States
* By: /s/ David K. Moffatt David K. Moffatt

INDEX TO EXHIBITS
Exhibit
1.1	Form of Underwriting Agreement.*
4.1	Form of Indenture (including form of Debt Security), from the Registrant to Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee.**
5.1	Opinion of Mallesons Stephen Jaques as to the validity of the Debt Securities (Australian Law).***
5.2	Opinion of Sullivan and Cromwell as to the validity of the Debt Securities (New York Law).**
8.1	Opinion of Mallesons Stephen Jaques as to certain Australian tax matters.***
8.2	Opinion of Sullivan and Cromwell as to certain United States tax matters.**
12.1	Calculation of ratio of earnings to fixed charges.**
23.1	Consent of Ernst and Young.***
23.2	Consent of Mallesons Stephen Jaques (included in Exhibits 5.1 and 8.1).
23.3	Consent of Sullivan and Cromwell (included in Exhibits 5.2 and 8.2).
24.	Powers of Attorney (included on page II-6).
25.1	Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of Deutsche Bank Trust Company Americas on Form T-1.**

* To be filed by Form 6-K and incorporated by reference into this registration statement.
** Previously filed.
*** Filed herewith.